Exhibit 10.1

FOURTH AMENDMENT

of the

EMPLOYMENT AGREEMENT

between

THOMAS C. PRENDERGAST

and

HERITAGE PROPERTY INVESTMENT TRUST, INC.

This agreement (the “Agreement”), dated this 30th day of December, 2005, is by and between Heritage Property Investment Trust, Inc., a corporation organized under the laws of the State of Maryland and having its principal place of business at 131 Dartmouth Street, Boston, Massachusetts 02116 (the “Company”), and Thomas C. Prendergast, an individual currently residing at 62 Jack Pine Drive, Sudbury, Massachusetts 01776 (the “Executive”):

WITNESSETH THAT:

WHEREAS, the Executive and the Company have heretofore entered into an employment agreement, dated as of July 9, 1999 (the “Employment Agreement”);

WHEREAS, the Employment Agreement may be amended by a written instrument signed by the Executive and a duly authorized representative of the Board of Directors of the Company;

WHEREAS, the Company and the Executive have previously amended the Employment Agreement by their written agreements dated April 3, 2000, February 1, 2001 and July 24, 2002;

WHEREAS, the Company and the Executive desire and intend to further amend the Employment Agreement as provided herein, to reflect and document certain additional agreements of the parties relating to the compensation of the Executive which are based on the decisions of the Company’s Board of Directors upon the recommendation of the Compensation Committee of the Board;

NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement shall be and is hereby amended to modify provisions thereof as follows.  The provisions of this instrument shall supersede and take precedence over any provision of the Employment Agreement, as heretofore amended, which is in conflict therewith.

1.                                      Appendix B of the Employment Agreement is amended to add the following sentence to the end of Appendix B:  “Notwithstanding anything to the contrary contained in this Appendix B or the Employment Agreement, the Executive shall not be entitled to receive, and the Company shall not be required to pay, any Tax Offset Payments with respect to the issuance or exercise of stock options, including any stock options issued pursuant to Sections 4(a) or 5(b) of the Employment Agreement, irrespective of the date of issuance or exercise of such stock options.

2.                                      In consideration for the Executive’s agreement to the amendment provided in Section 1 of this Agreement, the Company shall pay to the Executive the sum of $6,400,000 in cash on or about December 30, 2005; provided, however, that the cash payment provided to the Executive pursuant to this Section 2 shall not be considered Compensation under the Company’s Supplemental Executive Retirement Plan, of which the Executive is a participant.

3.                                       Except as hereinabove specifically amended, all provisions of the Employment Agreement, as heretofore amended, shall continue in full force and effect.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

HERITAGE PROPERTY INVESTMENT THOMAS C. PRENDERGAST
TRUST, INC.

By:	/s/ Robert J. Watson	/s/	Thomas C. Prendergast
	Robert J. Watson,		Thomas C. Prendergast
Chairman, Compensation Committee